Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-174787 and 333-174787-01

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

EFIH FINANCE INC.

SUPPLEMENT NO. 12 TO

MARKET MAKING PROSPECTUS DATED APRIL 4, 2012

THE DATE OF THIS SUPPLEMENT IS DECEMBER 24, 2012

On December 21, 2012, Energy Future Intermediate Holding Company LLC filed the attached Current Report on

Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – December 19, 2012

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	1-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

Each of Energy Future Holdings Corp. (“EFH Corp.”) and Energy Future Competitive Holdings Company (“EFCH”) is filing all of the information contained in this Form 8-K. Energy Future Intermediate Holding Company LLC (“EFIH”) is filing only the information contained in Item 1.01, the information contained under the heading “New EFIH 2018 Notes and Indenture” in Item 2.03, the information contained under the headings “Exchange Offers and Consent Solicitations,” “Distribution and Cancellation of Debt Securities,” “Debt Capacity Update” and “Liability Management Program Update” in Item 8.01, the information contained in Item 9.01, and the information contained under the heading “Forward-Looking Statements.”

In 2009, EFH Corp. and its subsidiaries (other than Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and its subsidiaries, including Oncor Electric Delivery Company LLC (“Oncor”)) initiated a liability management program to improve their balance sheets. This Form 8-K describes certain measures undertaken or to be undertaken in the future by EFH Corp. and its subsidiaries as part of this ongoing program.

Item 1.01	Entry into a Material Definitive Agreement.

Private Debt Exchange

On December 19, 2012, EFIH, a direct wholly-owned subsidiary of EFH Corp., and EFIH Finance Inc. (“EFIH Finance” and, collectively with EFIH, the “Issuer”), a direct, wholly-owned subsidiary of EFIH, completed a private debt exchange transaction (the “December 19 Private Exchange”) pursuant to an Exchange Agreement (the “Exchange Agreement”) among the Issuer and certain funds and accounts managed by institutional investors (collectively, the “Exchange Holders”). Pursuant to the Exchange Agreement, the Issuer issued $159,032,000 aggregate principal amount of its 11.25%/12.25% Senior Toggle Notes due 2018 (the “New EFIH 2018 Notes”) in exchange for the surrender by the Exchange Holders of $38,500,000 aggregate principal amount of 10.875% Senior Notes due 2017 of EFH Corp. and $118,883,056 aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (collectively, the “Old Notes”), including any accrued but unpaid interest on the Old Notes. The Old Notes have been distributed by EFIH to EFH Corp. and cancelled.

Indenture

The New EFIH 2018 Notes were issued as additional notes under the Indenture, dated as of December 5, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 19, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Issuer previously issued $1.145 billion aggregate principal amount of its 11.25%/12.25% Senior Toggle Notes due 2018 (the “Initial EFIH 2018 Notes”) in an exchange transaction completed on December 5, 2012 (the “December 5 Private Exchange” and, together with the December 19 Private Exchange, the “December 2012 Private Exchanges”). The terms of the New EFIH 2018 Notes are identical to the terms of the Initial EFIH 2018 Notes, other than the issue date and issue price. The New EFIH 2018 Notes will be fungible with, and constitute part of the same series as, the Initial EFIH 2018 Notes. The New EFIH 2018 Notes and the Initial EFIH 2018 Notes are referred to herein as the “EFIH 2018 Notes.”

The EFIH 2018 Notes will mature on December 1, 2018. Interest on the EFIH 2018 Notes is payable semiannually in arrears on June 1 and December 1, beginning on June 1, 2013. Until June 1, 2016, the Issuer may elect to pay interest on the EFIH 2018 Notes (i) entirely in cash; (ii) by increasing the principal amount of the EFIH 2018 Notes or by issuing additional EFIH 2018 Notes (“PIK interest”); or (iii) 50% in cash and 50% in PIK interest. Interest on the EFIH 2018 Notes is payable at a fixed rate of 11.25% per annum for cash interest and at a fixed rate of 12.25% per annum for PIK interest. The interest payment due on June 1, 2013 will be paid 100% in PIK interest.

The EFIH 2018 Notes are senior unsecured obligations of the Issuer and rank equally in right of payment with all other senior indebtedness of the Issuer. The EFIH 2018 Notes are effectively subordinated to indebtedness of the Issuer that is secured by assets of the Issuer, to the extent of the value of the assets securing such indebtedness. Furthermore, the EFIH 2018 Notes are structurally subordinated to all indebtedness and other liabilities of EFIH’s subsidiaries (other than EFIH Finance), including Oncor Holdings and its subsidiaries (including Oncor), any of EFIH’s future foreign subsidiaries and any other unrestricted subsidiaries and senior in right of payment to any future subordinated indebtedness of the Issuer.

The EFIH 2018 Notes and the Indenture restrict the Issuer’s and EFIH’s restricted subsidiaries’ ability to, among other things, make restricted payments, incur debt and issue preferred stock, incur liens, permit dividend and other payment restrictions on restricted subsidiaries, merge, consolidate or sell assets and engage in transactions with affiliates. These covenants are subject to a number of important limitations and exceptions. The EFIH 2018 Notes and the Indenture also contain customary events of default, including, among others, failure to pay principal or interest on the EFIH 2018 Notes when due. If an event of default occurs under the EFIH 2018 Notes and the Indenture, the trustee or the holders of at least 30% in principal amount outstanding of the EFIH 2018 Notes may declare the principal amount on the EFIH 2018 Notes to be due and payable immediately. There will initially be no restricted subsidiaries under the Indenture (other than EFIH Finance, which has no assets). Oncor Holdings, the immediate parent of Oncor, and its subsidiaries are unrestricted subsidiaries under the Indenture and, accordingly, are not subject to any of the restrictive covenants in the Indenture.

The Issuer may redeem the EFIH 2018 Notes, in whole or in part, at any time on or after December 1, 2014, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before December 1, 2014, the Issuer may redeem up to 35% of the aggregate principal amount of the EFIH 2018 Notes from time to time at a redemption price of 111.25% of the aggregate principal amount of the EFIH 2018 Notes, plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings. The Issuer may also redeem the EFIH 2018 Notes at any time prior to December 1, 2014 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control, the Issuer must offer to repurchase the EFIH 2018 Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The EFIH 2018 Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

A copy of the Base Indenture was previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) by EFH Corp. and EFIH on December 5, 2012, and a copy of the First Supplemental Indenture is filed herewith as Exhibit 4.1. Each is incorporated herein by reference. The above description of the Indenture is qualified in its entirety by reference to the Base Indenture and the First Supplemental Indenture.

Registration Rights Agreement

On December 19, 2012, the Issuer also entered into a letter agreement with the Exchange Holders pursuant to which the Exchange Holders became a party to the Registration Rights Agreement, dated December 5, 2012, among the Issuer and certain institutional investors named therein (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Issuer has agreed to register with the SEC notes having substantially identical terms as the EFIH 2018 Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange such registered notes for the EFIH 2018 Notes and to complete such exchange offer no later than 365 days after December 5, 2012. The Issuer has also agreed to file a “shelf” registration statement under certain circumstances to cover resales of the EFIH 2018 Notes. If such obligations are not satisfied (a “Registration Default”), the annual interest rate on the EFIH 2018 Notes will increase by 25 basis points for the first 90-day period during which a Registration Default continues, and thereafter the annual interest rate on the EFIH 2018 Notes will increase by 50 basis points over the original interest rate for the remaining period during which the Registration Default continues. If the Registration Default is corrected, the interest rate on the EFIH 2018 Notes will revert to the original level.

A copy of the Registration Rights Agreement was filed as Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC by EFH Corp. and EFIH on December 5, 2012 and is incorporated herein by reference. The above description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

New EFIH 2018 Notes and Indenture

The information relating to the New EFIH 2018 Notes and the Indenture set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Revolver Borrowing

On December 19, 2012, Texas Competitive Electric Holdings Company LLC (“TCEH”), a wholly owned subsidiary of EFCH, borrowed approximately $769 million under its senior secured revolving credit facility. After such borrowing, TCEH’s aggregate borrowings under this facility totaled approximately $2.1 billion as of December 19, 2012.

As of December 19, 2012, TCEH had approximately $1.3 billion of cash and cash equivalents (including the cash received from the borrowing described above) and approximately $114 million of available capacity under its senior secured letter of credit facility, resulting in aggregate liquidity at TCEH at such date of approximately $1.4 billion.

TCEH’s senior secured revolving credit facility and senior secured letter of credit facility are provided under a Credit Agreement dated as of October 10, 2007, as amended, among TCEH, EFCH, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent (the “Credit Agreement”). Descriptions of the TCEH senior secured facilities and the Credit Agreement were previously disclosed in Item 8 of EFH Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 21, 2012, and are incorporated by reference herein.

Any description of the Credit Agreement is qualified in its entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10(rr) to EFH Corp.’s Post-Effective Amendment No. 1 to Form S-4 filed on February 7, 2011, Exhibit 10.1 to EFH Corp.’s Current Report on Form 8-K filed on August 10, 2009, and Exhibit 10.1 to EFH Corp.’s Current Report on Form 8-K filed on April 20, 2011, which complete copy of the Credit Agreement is incorporated by reference herein.

Item 8.01	Other Events.

Revolver Extension

Of the commitments under TCEH’s senior secured revolving credit facility under the Credit Agreement, $645 million expires in October 2013 (the “2013 Revolving Credit Commitments”), with the remainder of the commitments expiring in October 2016 (subject to a springing maturity provision therein) (the “2016 Revolving Credit Commitments”). On December 21, 2012, TCEH commenced an extension request pursuant to Section 2.15(a) of the Credit Agreement (the “Extension Request”) requesting that each lender holding a 2013 Revolving Credit Commitment (each a “2013 Revolving Credit Lender”) exchange its 2013 Revolving Credit Commitment into a 2016 Revolving Credit Commitment, and, in connection therewith, the corresponding revolving credit loans under such commitments (the “Extension”).

In consideration for the Extension, TCEH will pay to each 2013 Revolving Credit Lender that agrees to exchange its 2013 Revolving Credit Commitment into a 2016 Revolving Credit Commitment an extension fee (the “Extension Fee”), which fee shall be paid through the incurrence of incremental term loans due in 2017 deemed to have been made by each such lender under the Credit Agreement (the “Incremental Term Loans”), with each 2013 Revolving Credit Lender receiving $0.5264 of Incremental Term Loans for each $1.00 of its 2013 Revolving Credit Commitment extended into 2016 Revolving Commitments.

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Pursuant to the Credit Agreement, lenders holding 2013 Revolving Credit Commitments will have at least five business days to accept the Extension Request, and TCEH expects to complete the Extension with lenders that accept the Extension Request shortly following the expiration of such period.

Prior to commencement of the Extension Request, a financial institution holding approximately $425 million aggregate principal amount of the 2013 Revolving Credit Commitments committed to exchange the entire aggregate principal amount of its 2013 Revolving Credit Commitments into 2016 Revolving Credit Commitments pursuant to the Extension subject to (among other customary closing conditions for a transaction of this nature) (a) receipt of its pro rata share of the Extension Fee (approximately $224 million) upon consummation of the Extension and (b) the finalization of definitive documentation to effectuate the Extension and the issuance of notes evidencing the Incremental Term Loans. Assuming all of the 2013 Revolving Credit Commitments are exchanged into 2016 Revolving Credit Commitments, TCEH would incur approximately $340 million of Incremental Term Loans in connection with the Extension. There can be no assurance regarding the aggregate principal amount of 2013 Revolving Credit Commitments that will be exchanged into 2016 Revolving Credit Commitments or that the Extension will be consummated.

In connection with the Extension Request, on December 21, 2012, Citibank N.A. (“Citibank”) and TCEH agreed that Citibank will resign as swingline lender under the Credit Agreement. This resignation will be effective 30 days following the agreement. In addition, TCEH elected to terminate the revolving letter of credit facility under the Credit Agreement effective December 24, 2012. This election will eliminate TCEH’s ability to draw letters of credit under its revolving credit facility, under which there are no letters of credit drawn, but has no effect on liquidity currently available.

Exchange Offers and Consent Solicitations

First Lien Notes Exchange Offers

On December 21, 2012, EFIH and EFIH Finance (collectively, the “Offerors”), commenced private exchange offers (the “first lien notes exchange offers”) to exchange up to approximately $1.3 billion aggregate principal amount of new 10.000% Senior Secured Notes due 2020 issued by the Offerors (the “EFIH 10.000% Notes”) for any and all outstanding (i) 9.75% Senior Secured Notes due 2019 issued by EFH Corp. (the “EFH Corp. 9.75% Notes”), (ii) 10.000% Senior Secured Notes due 2020 issued by EFH Corp. (the “EFH Corp. 10.000% Notes” and, together with the EFH Corp. 9.75% Notes, the “EFH Corp. Existing Notes”) and (iii) 9.75% Senior Secured Notes due 2019 issued by the Offerors (the “EFIH 9.75% Notes”), each validly tendered and not validly withdrawn. Any EFH Corp. Existing Notes exchanged in the first lien notes exchange offers are expected to be distributed by EFIH to EFH Corp. and cancelled.

Concurrent with the first lien notes exchange offers, (a) EFH Corp. is soliciting consents from holders of the EFH Corp. Existing Notes to certain proposed amendments to the indentures governing the EFH Corp. Existing Notes and to such EFH Corp. Existing Notes, and (b) the Offerors are soliciting consents from holders of the EFIH 9.75% Notes to certain proposed amendments to the indenture governing the EFIH 9.75% Notes and to such EFIH 9.75% Notes (the “consent solicitations”).

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of EFH Corp. and the Offerors dated December 21, 2012, announcing the first lien notes exchange offers and consent solicitations.

Unsecured Notes Exchange Offers

On December 21, 2012, the Offerors also commenced private exchange offers (the “unsecured notes exchange offers”) to exchange up to approximately $124 million aggregate principal amount of new EFIH 2018 Notes for any and all outstanding (i) 10.875% Senior Notes due 2017 issued by EFH Corp. and (ii) 11.250%/12.000% Senior Toggle Notes due 2017 issued by EFH Corp., each validly tendered and not validly withdrawn. Any EFH Corp. notes exchanged in the unsecured notes exchange offers are expected to be distributed by EFIH to EFH Corp. and cancelled.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of EFH Corp. and the Offerors dated December 21, 2012, announcing the unsecured notes exchange offers.

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Neither this Current Report on Form 8-K nor the press release shall constitute an offer to sell, or the solicitation of an offer to buy, any of the EFIH 10.000% Notes or the EFIH 2018 Notes (collectively, the “New Notes”), nor shall there be any sale of the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The exchange offers are not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The exchange offers are being made only in the United States to “qualified institutional buyers” (as that term is defined in Rule 144A of the Securities Act) and to certain non-U.S. persons (as that term is defined in Regulation S under the Securities Act) located outside the United States.

Distribution and Cancellation of Debt Securities

After giving effect to (i) $177 million additional principal amount of EFH Corp. 11.250%/12.000% Senior Toggle Notes due 2017 received by EFIH in November 2012 in lieu of cash interest payments (the “November PIK Payment”), (ii) the acquisition of EFH Corp.’s 10.875% Senior Notes due 2017, 11.250%/12.000% Senior Toggle Notes due 2017, 5.55% Senior Notes due 2014, 6.50% Senior Notes due 2024 and 6.55% Senior Notes due 2034 by EFIH in the December 5 Private Exchange and (iii) the December 19 Private Exchange and the distribution and cancellation of the Old Notes acquired therein, EFIH holds approximately $1.7 billion aggregate principal amount of 10.875% Senior Notes due 2017 of EFH Corp. and approximately $3.4 billion aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (collectively, the “EFH Corp. LBO Notes”). EFIH plans to distribute all or substantially all of the EFH Corp. LBO Notes that it holds, including the EFH Corp. LBO Notes acquired in the unsecured notes exchange offers described above, to EFH Corp. prior to or in the first quarter of 2013. Following such distribution, EFH Corp. is expected to cancel these notes. The following table sets forth as of September 30, 2012 the total outstanding principal amount of debt securities of EFH Corp. and TCEH that EFIH holds:

•	on an actual basis;

•

on an as adjusted basis to give effect to the November PIK Payment, the December 2012 Private Exchanges and the distribution and cancellation of the EFH Corp. LBO Notes acquired in the December 19 Private Exchange; and

•	on an as further adjusted basis to also give effect to the distribution and cancellation of all the remaining EFH LBO Notes held by EFIH:

	As of September 30, 2012
	Actual		As Adjusted		As Further Adjusted
			(millions of dollars)
	Principal Amount	Carrying Value (a)	Principal Amount	Carrying Value (a)	Principal Amount	Carrying Value (a)
EFH Corp. 10.875% Senior Notes due 2017	$1,591	$1,447	$1,684	$1,533	$—	$—
EFH Corp. 11.25/12.00% Senior Toggle Notes due 2017	2,951	2,774	3,441	3,234	—	—
EFH Corp. 5.55% Series P Senior Notes due 2014	45	36	279	220	279	220
EFH Corp. 6.50% Series Q Senior Notes due 2024	6	3	516	304	516	304
EFH Corp. 6.55% Series R Senior Notes due 2034	3	2	456	242	456	242
TCEH 10.25% Senior Notes due 2015 (including $48 million principal amount of Series B Notes)	79	21	79	21	79	21

Total	$4,675	$4,283	$6,455	$5,554	$1,330	$787

(a)	Carrying value equals fair value, which is based on broker quotes. As of the date this Current Report on Form 8-K is filed, EFIH holds the substantial majority of the EFH Corp. LBO Notes and the majority of each of the other EFH Corp. securities listed above.

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Generally, EFIH expects to service its interest obligations on its outstanding debt with dividends from Oncor Holdings and interest payments from the EFH Corp. and TCEH debt securities that it will continue to hold. However, in connection with the liability management program of EFH Corp. and its subsidiaries, including the December 2012 Private Exchanges, the first lien notes exchange offers and the unsecured notes exchange offers, EFH Corp. expects to make capital contributions of up to $75 million to EFIH to protect against the risk of any potential cash shortfalls.

Debt Capacity Update

As of December 21, 2012, assuming 100% participation in the Extension, the first lien notes exchange offers and the unsecured notes exchange offers, EFH Corp. and its subsidiaries (excluding Oncor Holdings and Oncor and its subsidiary) are permitted under their applicable debt agreements to issue additional senior secured debt (in each case, subject to certain exceptions and conditions set forth in their applicable debt documents) as follows:

•	EFH Corp. and EFIH collectively are permitted to issue up to $250 million additional aggregate principal amount of debt secured by EFIH’s equity interest in Oncor Holdings on a second-priority basis;

•

TCEH is permitted to issue approximately $1.2 billion additional aggregate principal amount of debt secured by substantially all of the assets of TCEH and certain of its subsidiaries (of which $410 million can be on a first-priority basis and the remainder on a second-priority basis), and

•	TCEH is permitted to issue an unlimited amount of additional first-priority debt in order to refinance the first-priority debt outstanding under its senior secured credit facilities.

In addition, as of December 21, 2012, assuming 100% participation in the first lien notes exchange offers and the unsecured notes exchange offers, EFIH is permitted under its applicable debt agreements to issue up to $400 million of additional aggregate principal amount of senior unsecured debt (subject to certain exceptions and conditions set forth in its applicable debt documents). Such unsecured debt may be incurred for, among other things, exchanges of EFH Corp. unsecured debt.

These amounts are estimates based on EFH Corp. and its applicable subsidiaries’ current interpretation of the covenants set forth in their debt agreements and do not take into account exceptions in the debt agreements that may allow for the incurrence of additional secured or unsecured debt, including, but not limited to, acquisition debt, refinancing debt, capital leases and hedging obligations. Moreover, such amounts could change from time to time as a result of, among other things, the termination of any debt agreement (or specific terms therein) or amendments to the debt agreements that result from negotiations with new or existing lenders. In addition, covenants included in agreements governing additional future debt may impose greater restrictions on EFH Corp. and its applicable subsidiaries’ incurrence of secured or unsecured debt. Consequently, the actual amount of senior secured or unsecured debt that EFH Corp. and its applicable subsidiaries are permitted to incur under their debt agreements could be materially different than the amounts provided above.

Liability Management Program Update

As part of their ongoing liability management program commenced in late 2009, EFH Corp. and its subsidiaries have explored ways to reduce the amount and extend the maturity of their outstanding debt. As of December 21, 2012, the program has resulted in the capture of $2.5 billion of debt discount and the extension of approximately $24.3 billion of debt maturities to 2017-2021. Activities to date have included debt exchanges, debt issuances and repurchases, and amendments to, and extensions of, the Credit Agreement. Most recently, in addition to the December 19 Private Exchange, EFIH and EFIH Finance completed the December 5 Private Exchange. In evaluating whether to undertake any liability management transaction, EFH Corp. has taken into account, and will continue to take into account, among other things, liquidity requirements, prospects for future access to capital, contractual restrictions, tax consequences and the market price of outstanding debt.

Notwithstanding the activities to date under the liability management program, EFH Corp., EFIH, EFCH and TCEH remain highly leveraged and continue to have significant cash interest requirements. In particular, as of September 30, 2012, after taking into account the borrowings described under the heading “Revolver Borrowing”, and the resulting full borrowing of all capacity under TCEH’s senior secured revolving credit facility, in Item 2.03 above but prior to taking into account the transactions described under the heading “Revolver Extension” in Item 8.01

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above, TCEH’s consolidated principal amount of debt (short-term borrowings and long-term debt, including amounts due currently) totaled $32.2 billion, with approximately $700 million and $3.9 billion maturing in 2013 and 2014, respectively. TCEH’s annual cash interest payments on this debt are estimated to total approximately $2.7 billion and $2.6 billion during 2013 and 2014, respectively. Moreover, low natural gas prices and their effect on wholesale electricity prices in ERCOT are challenging to the long-term profitability of EFH Corp. and its competitive businesses.

In light of these circumstances, EFH Corp., EFIH, EFCH and TCEH (collectively and individually) have considered and evaluated, and continue to consider and evaluate, possible future transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements. As a result, EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. These transactions and initiatives, which could include, among others, debt for debt exchanges, recapitalizations, amendments to, and extensions of, debt obligations, debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries, and/or other strategic transactions, could have significant effects on the business, capital structure, ownership, liquidity, credit ratings and/or results of operations of EFH Corp., EFIH, EFCH and TCEH, including significantly deleveraging TCEH. In addition, these transactions and initiatives could significantly impact the market trading prices for their debt securities. There can be no guarantee that any such transactions or initiatives will occur or, if they do occur, whether they would ultimately be successful or produce the desired outcome. Any transaction or initiative may occur on a stand-alone basis or in connection with, or immediately following, other transactions or initiatives under the liability management program.

* * * * *

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in EFH Corp.’s, EFIH’s and EFCH’s Annual Reports on Form 10-K for the year ended December 31, 2011 and EFH Corp.’s, EFIH’s and EFCH’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. Each of EFH Corp., EFIH and EFCH undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of December 19, 2012, relating to the EFIH 2018 Notes

99.1	Press release, dated December 21, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President & Controller

December 21, 2012

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Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 19, 2012, among Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (“EFIH Finance” and, together with EFIH, the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of December 5, 2012 (the “Indenture”), providing for the initial issuance of $1,144,770,000 aggregate principal amount of 11.25%/12.25% Senior Toggle Notes due 2018 (the “Existing Notes”) by the Issuer;

WHEREAS, on December 5, 2012, the Issuer issued the Existing Notes:

WHEREAS, Section 2.01(d) of the Indenture provides for the issuance from time to time of Additional Notes by the Issuer;

WHEREAS, the Issuer desires to issue $159,032,000 aggregate principal amount of Additional Notes on the date hereof (the “Additional Senior Toggle Notes”);

WHEREAS, pursuant to the terms of the Indenture, the Additional Senior Toggle Notes shall rank pari passu and be consolidated with, and form a single class with, the Existing Notes;

WHEREAS, Section 9.01(9) of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the Indenture; provided that such Additional Notes are issued in compliance with the provisions of the Indenture;

WHEREAS, there are no Guarantors under the Indenture as of the date hereof;

WHEREAS, the Additional Senior Toggle Notes shall be issued in compliance with the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture and the Trustee has received the request of the Issuer to join with the Issuer in the execution of this Supplemental Indenture accompanied by a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture and the documents referred to in the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Persons who are now or hereafter become Holders of the Additional Senior Toggle Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ADDITIONAL NOTES. Pursuant to this Supplemental Indenture, the Additional Senior Toggle Notes are hereby created and established under the Indenture, and shall constitute “Additional Notes” thereunder, and are being issued by the Issuer on the date hereof in an aggregate principal amount of $159,032,000, which shall increase the aggregate principal amount of, and shall form part of the same series as, the Existing Notes. The Additional Senior Toggle Notes issued hereunder shall rank pari passu and be consolidated with and form a single class with the Existing Notes and shall have the same terms as to status, redemption or otherwise as the Existing Notes for all purposes under the Indenture, including, among other things, for purposes of waivers, amendments and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes under the Indenture, as supplemented by this Supplemental Indenture, shall include the Additional Senior Toggle Notes. The Additional Senior Toggle Notes shall be issued in global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof in substantially the form of Exhibit A hereto. The terms and provisions of the Additional Senior Toggle Notes set forth in Exhibit A hereto shall constitute and are expressly made a part of this Supplemental Indenture.

3. MANDATORY REDEMPTION. The provisions of Section 3.08 and paragraph 6 of the Notes shall apply to the Additional Senior Toggle Notes.

4. NO EXCHANGE OF EXISTING NOTES REQUIRED. The execution of this Supplemental Indenture shall not require the exchange of or modification to the certificates representing Notes issued and outstanding prior to the date hereof.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. RATIFICATION, CONFIRMATION AND PRESERVATION OF INDENTURE. Except as expressly supplemented hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Additional Senior Toggle Notes and this Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Issuer and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Issuer, each Guarantor, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

7. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes.

8. BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person other than the parties hereto and thereto and each Guarantor and their respective successors hereunder and thereunder, any Paying Agent, any Registrar and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

2

9. SUCCESSORS. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Additional Toggle Notes or for or in respect of the recitals or statements contained herein or therein, all of which recitals and statements are made solely by the Issuer.

10. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of Page Left Intentionally Blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony R. Horton
	Name:	Anthony R. Horton
	Title:	Senior Vice President and Treasurer

EFIH FINANCE INC.

By:	/s/ Anthony R. Horton
	Name:	Anthony R. Horton
	Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President

4

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Tax Legend]

CUSIP: [ ][1]
ISIN: [ ]

[RULE 144A] [REGULATION S] [INSTITUTIONAL ACCREDITED INVESTOR] GLOBAL NOTE

11.25%/12.25% Senior Toggle Notes due 2018

No. [R-1][S-1][A-1]	[$ ]

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC EFIH FINANCE INC.

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of [                    ] United States Dollars ($[            ])] on December 1, 2018.

Interest Payment Dates: June 1 and December 1, commencing on June 1, 2013.

Record Dates: May 15 and November 15

[SIGNATURE PAGE FOLLOWS]

[1]	Rule 144A Note CUSIP: 29269Q AG2

Rule 144A Note ISIN: US29269QAG29

Regulation S Note CUSIP: U29197 AF4

Regulation S Note ISIN: USU29197AF40

Accredited Investor Note CUSIP: 29269Q AH0

Accredited Investor Note ISIN: US29269QAH02

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:             , 2012

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:
Name:
Title:

EFIH FINANCE INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:             , 2012

[Back of Note]

This Note is one of a duly authorized series of notes of the Issuer designated as the “11.25%/12.25% Senior Toggle Notes due 2018” (the “Notes”), originally issued in an aggregate principal amount of $1,144,770,000 on December 5, 2012, and, as a result of a further issuance of $159,032,000 aggregate principal amount of Notes on December 19, 2012, now issued in an aggregate principal amount of $1,303,802,000 under the Indenture referred to below.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (collectively, the “Issuer”), promise to pay interest on the principal amount of this Note at a rate per annum set forth below from December 5, 2012 until maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuer will pay interest (including Additional Interest, if any) semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2013, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) without interest accruing on the amount then so payable from such day that is not a Business Day until such Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (including Additional Interest, if any)(without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Cash Interest on the Notes will accrue at a rate of 11.25% per annum and be payable in cash. PIK Interest on the Notes will accrue at a rate of 12.25% per annum and be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) (or, if necessary, pursuant to the requirements of DTC or otherwise, to authenticate new global Notes executed by the Issuer with such increased principal amounts) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of 50% of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on December 1, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

(2) METHOD OF PAYMENT. For any interest payment period ending prior to June 1, 2016, the Issuer may, at its option elect to pay interest on the Notes:

(i) entirely in cash (“Cash Interest”);

(ii) entirely by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); or

(iii) on 50% of the outstanding principal amount of the Notes in cash and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of such interest period; provided that the interest payment with respect to the first interest period shall be payable entirely in PIK Interest, and the Issuer shall not be required to deliver a notice to the Trustee with respect to the election for such first interest period. The Trustee shall promptly deliver a corresponding notice to the Holder of this Note. In the absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period. Beginning with the June 1, 2016 Interest Payment Date, the Issuer will make all interest payments on this Note entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under Sections 3.07, 4.10 and 4.14 of the Indenture shall be made solely in cash.

The Issuer will pay Cash Interest on the Notes (including Additional Interest, if any) to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of Cash Interest (including Additional Interest, if any) may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and premium, if any, and interest (including Additional Interest, if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of December 5, 2012 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of December 19, 2012 (together with the Original Indenture, the “Indenture”), between the Issuer and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 11.25%/12.25% Senior Toggle Notes due 2018 (the “Notes”). The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to December 1, 2014.

(b) At any time prior to December 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest (including Additional Interest, if any) to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c) From and after December 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder of Notes, or otherwise delivered in accordance with the procedures of DTC, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest (including Additional Interest, if any) to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2014	105.6250%
2015	105.6250%
2016 and thereafter	102.8125%

(d) Prior to December 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of all Notes at a redemption price equal to 111.25% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the original aggregate principal amount of Initial Notes and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offerings may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(e) If the Issuer redeems less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under Section 3.02 of the Indenture.

(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) MANDATORY REDEMPTION. Except as set forth below, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Initial Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date (each, an “AHYDO Redemption Date”), the Issuer will be required to redeem for cash a portion of the then outstanding Initial Notes equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of the Initial Notes redeemed pursuant to any Mandatory Principal Redemption will be 100% of the aggregate principal amount of such portion of the Initial Notes to be redeemed plus any accrued interest thereon (including Additional Interest, if any) on the date of the redemption. “Mandatory Principal Redemption Amount” means, as of each AHYDO Redemption Date, the portion of the Initial Notes required to be redeemed at such date to prevent the Initial Notes from being treated as “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Initial Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any Mandatory Principal Redemption with respect to the Initial Notes that remain outstanding on such AHYDO Redemption Date.

(7) NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed or delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(8) OFFERS TO REPURCHASE.

(a) If a Change of Control or EFIH/EFH Merger occurs, the Issuer shall make an offer (in the case of a Change of Control, a “Change of Control Offer”; and, in the case of an EFIH/EFH Merger, an “EFIH/EFH Merger Offer”) to each Holder to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any) to the date of purchase (in the case of a Change of Control, the “Change of Control Payment”; and, in the case of an EFIH/EFH Merger, the “EFIH/EFH Merger Payment”), subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer or EFIH/EFH Merger Offer, as applicable, shall be made in accordance with Section 4.14 of the Indenture.

(b) If EFIH or any of its Restricted Subsidiaries consummates an Asset Sale (other an Asset Sale of Collateral or Other Oncor Assets), within 10 Business Days of each date that the aggregate amount of Excess Proceeds exceeds $200.0 million, EFIH shall make an offer to all Holders of the Notes, and if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes, and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, EFIH may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or such Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Notes and such Senior Indebtedness will be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered.

(c) EFIH may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale (other than an Asset Sale of Collateral or other Oncor-related Assets); provided that such Asset Sale Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

(d) If EFIH or any of its Restricted Subsidiaries consummates an Asset Sale of Collateral or other Oncor-related Assets and a Collateral Asset Sales Offer, or sequential Collateral Asset Sales Offers to holders of Senior Lien Debt and Junior Lien Debt, EFIH or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any of any other unsecured Senior Indebtedness of EFIH, to the holders of such other unsecured Senior Indebtedness (a “Collateral Asset Sale Excess Proceeds Offer”) to purchase the maximum aggregate principal amount of such unsecured Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Offer Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the date fixed for the closing of such offer, in accordance with the terms and procedures set forth in this Indenture and the other applicable indentures or agreements.

(e) The Issuer (and, if applicable, EFH Corp.) may, at its option, make a Collateral Asset Sale Excess Proceeds Offer using proceeds from any Asset Sale of Collateral or other Oncor-related Assets at any time after consummation of such Asset Sale of Collateral; provided that such Collateral Asset Sale Excess Proceeds Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of such Collateral Asset Sale Excess Proceeds Offer, any Net Proceeds not required to be used to purchase the Notes and such unsecured Senior Indebtedness shall not be deemed Collateral Offer Excess Proceeds and EFIH and its Restricted Subsidiaries may use any remaining Net Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Required Holders of at least 30% in aggregate principal amount of the then outstanding Required Debt may declare the principal of and premium, if any, interest (including Additional Interest, if any) and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all principal of, and premium, if any, interest (including Additional Interest, if any) and any other monetary obligations on, all the then outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Required Holders of a majority in aggregate principal amount of the then outstanding Required Debt may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest (including Additional Interest, if any)) if it determines that withholding notice is in their interest. The Required Holders of a majority in aggregate principal amount of the then outstanding Required Debt by notice to the Trustee may on behalf of the Required Holders of all of the Required Debt waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, or premium, if any, or interest (including Additional Interest, if any) on, any of the Notes held by a non-consenting Holder. EFIH is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and EFIH is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the EFIH proposes to take with respect thereto.

(13) AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

(14) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of December 5, 2012 , among the Issuer and the other parties named on the signature pages thereof (the “Registration Rights Agreement”), including the right to receive Additional Interest, if any (as defined in the Registration Rights Agreement).

(15) GOVERNING LAW. THE INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(16) CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Energy Future Intermediate Holding Company LLC

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201-3411

Facsimile No.: (214) 812-6032

Attention: General Counsel

And

Facsimile No.: (214) 812-4097

Attention: Treasurer

And

EFIH Finance Inc.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201-3411

Facsimile No.: (214) 812-6032

Attention: General Counsel

Or

Facsimile No.: (214) 812-4097

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10(d), 4.10(f) or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10(d)	☐ Section 4.10(f)	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10(d), 4.10(f) or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following each decrease or increase	Signature of authorized officer of Trustee or Custodian

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp.,

Energy Future Intermediate Holding Company LLC and

EFIH Finance Inc.

Announce Private Exchange Offers for Debt Securities and

Related Consent Solicitations

DALLAS – December 21, 2012 – Energy Future Holdings Corp. (“EFH Corp.”) announced today that its direct, wholly owned subsidiary, Energy Future Intermediate Holding Company LLC (“EFIH”), and EFIH Finance Inc. (“EFIH Finance” and, together with EFIH, the “Offerors”), a direct, wholly owned subsidiary of EFIH, are commencing private exchange offers (the “First Lien Exchange Offers”) to exchange up to approximately $1.3 billion aggregate principal amount of new 10.000% Senior Secured Notes due 2020 of the Offerors (the “New First Lien Notes”) for any and all outstanding (i) 9.75% Senior Secured Notes due 2019 of EFH Corp., (ii) 10.000% Senior Secured Notes due 2020 of EFH Corp., and (iii) 9.75% Senior Secured Notes due 2019 of the Offerors (collectively, the “Existing First Lien Notes”). The Offerors will exchange New First Lien Notes for Existing First Lien Notes on the terms set forth in Table 1 below, subject to the conditions of the First Lien Exchange Offers. In addition, concurrent with the First Lien Exchange Offers, the Offerors and EFH Corp. are soliciting (the “Consent Solicitations”) consents (the “Consents”) from holders of Existing First Lien Notes to proposed amendments (the “Proposed Amendments”) to the indentures governing the Existing First Lien Notes (the “Existing First Lien Notes Indentures”) and to such Existing First Lien Notes.

The Offerors are also commencing exchange offers (the “Unsecured Exchange Offers” and, together with the First Lien Exchange Offers, the “Exchange Offers”) to exchange up to approximately $124 million aggregate principal amount of 11.25%/12.25% Senior Toggle Notes due 2018 of the Offerors (the “New Senior Toggle Notes” and, together with the New First Lien Notes, the “New Notes”) for any and all outstanding (i) 10.875% Senior Notes due 2017 of EFH Corp., and (ii) 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (collectively, the “Existing Unsecured Notes” and, together with the Existing First Lien Notes, the “Existing Notes”). The Offerors will exchange New Senior Toggle Notes for Existing Unsecured Notes on the terms set forth in Table 2 below, subject to the conditions of the Unsecured Exchange Offers.

In exchange for each $1,000 principal amount of Existing Notes tendered, the participating holders of Existing Notes will be eligible to receive the applicable consideration provided in the tables below. Consideration will be rounded down, if necessary, to $2,000 or to the nearest whole multiple of $1,000 in excess thereof. Holders that validly tender their Existing Notes at or prior to 5:00 p.m., New York City time, on January 8, 2013 (such time and date, as the same may be extended by the Offerors with respect to any Exchange Offer, the “Early Tender Date”) and whose Existing Notes are accepted in the Exchange Offers will receive the applicable Total Consideration set forth in the applicable table below in respect of each $1,000 principal amount of Existing Notes tendered. Participating holders that validly tender their Existing Notes after the Early Tender Date and on or prior to the Expiration Date (as defined below) and whose Existing Notes are accepted by the Offerors in the Exchange Offers will only receive the applicable Exchange Consideration set forth in the applicable table below. In addition, all holders will also receive, with respect to any of their Existing Notes accepted for exchange, accrued and unpaid interest, if any, in cash, from the last applicable interest payment date up to, but not including, the applicable settlement date for the relevant Exchange Offer.

The Exchange Offers for each series of Existing Notes will expire at 5:00 p.m., New York City time, on January 24, 2013 (such time and date, as the same may be extended by the Offerors with respect to any Exchange Offer, the “Expiration Date”). The Consent Solicitations for each series of Existing First Lien Notes will expire at 5:00 p.m., New York City time, on January 24, 2013 (such time and date, as the same may be extended by the Offerors and/or EFH Corp. with respect to any Consent Solicitation, the “Consent Date”). Tendered Existing Notes may be withdrawn at any time at or prior to the Expiration Date and Consents delivered may be revoked at any time at or prior to the Consent Date.

The terms and conditions of the First Lien Exchange Offers and Consent Solicitations, including the terms and conditions of the New First Lien Notes, are set forth in the Offering Memorandum and Consent Solicitation Statement and the related Consent and Letter of Transmittal, and terms and conditions of the Unsecured Exchange Offers, including the terms and conditions of the New Senior Toggle Notes, are set forth in the Offering Memorandum and the related Letter of Transmittal (all such documents collectively, the “Offering Memoranda”).

Table 1 – First Lien Exchange Offers

	Outstanding Principal Amount	Issuer(s)	Title of Existing Notes	Consideration Per $1,000 Principal Amount of Existing First Lien Notes Validly Tendered
CUSIP/ISIN				Total Consideration if Tendered at or prior to the Early Tender Date	Exchange Consideration if Tendered after the Early Tender Date and at or prior to the Expiration Date

292680AF2 US292680AF29	$ 115,446,000	EFH Corp.	9.75% Senior Secured Notes due 2019	$970.00 Principal Amount of New First Lien Notes	$920.00 Principal Amount of New First Lien Notes

292680AH8 US292680AH84 and 292680 AG0 US292680AG02 and U29191AD2 USU29191AD22	$ 1,060,757,000	EFH Corp.	10.000% Senior Secured Notes due 2020	$1,000.00 Principal Amount of New First Lien Notes	$950.00 Principal Amount of New First Lien Notes

292681AA1 US292681AA15	$ 141,083,000	EFIH and EFIH Finance	9.75% Senior Secured Notes due 2019	$970.00 Principal Amount of New First Lien Notes	$920.00 Principal Amount of New First Lien Notes

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Table 2 – Unsecured Exchange Offers

	Outstanding Principal Amount	Issuer	Title of Existing Notes	Consideration Per $1,000 Principal Amount of Existing Unsecured Notes Validly Tendered
CUSIP/ISIN				Total Consideration if Tendered at or prior to the Early Tender Date	Exchange Consideration if Tendered after the Early Tender Date and at or prior to the Expiration Date
292680AC9 US292680AC97 and 292680AA3 US292680AA32 and U29191AA8 USU29191AA82	$ 64,135,000	EFH Corp.	10.875% Senior Notes due 2017	$995.00 Principal Amount of New Senior Toggle Notes	$945.00 Principal Amount of New Senior Toggle Notes

292680 AD7 US292680AD70 and 292680AB1 US292680AB15 and U29191AB6 USU29191AB65	$ 60,329,699	EFH Corp.	11.250%/12.000% Senior Toggle Notes due 2017	$995.00 Principal Amount of New Senior Toggle Notes	$945.00 Principal Amount of New Senior Toggle Notes

The Proposed Amendments consist of proposed amendments to the Existing First Lien Notes Indentures referred to herein as the “Proposed Indenture Amendments” and the “Proposed Collateral Release Amendments.” In general, the Proposed Indenture Amendments would delete in their entirety many of the restrictive covenants and references thereto contained in the Existing First Lien Notes Indentures and the Existing First Lien Notes, as well as delete certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including, among others, the limitations on the making of restricted payments and the incurrence of indebtedness and liens, and certain provisions relating to defeasance in the Existing First Lien Notes Indentures. In addition, the Proposed Indenture Amendments would make EFCH an “Unrestricted Subsidiary” under the Existing Indentures governing the 9.75% Senior Secured Notes due 2019 of EFH Corp. and the 10.000% Senior Secured Notes due 2020 of EFH Corp., and thereby cause the guarantee by EFCH of such notes to be released automatically. The Proposed Collateral Release Amendments would release the collateral securing the 9.75% Senior Secured Notes due 2019 of EFH Corp. and the 10.000% Senior Secured Notes due 2020 of EFH Corp. in its entirety and would make EFIH an “Unrestricted Subsidiary” under the Existing First Lien Notes Indentures governing the 9.75% Senior Secured Notes due 2019 of EFH Corp. and the 10.000% Senior Secured Notes due 2020 of EFH Corp., and thereby cause the guarantee by EFIH of such notes to be released automatically, which would make such notes effectively junior to all secured and unsecured debt and other liabilities of EFIH. In addition, the Proposed Collateral Release Amendments would release the collateral securing the 9.75% Senior Secured Notes due 2019 of EFIH in its entirety.

Consents in respect of at least a majority of the outstanding aggregate principal amount of each series of Existing First Lien Notes, voting as a separate class, are required to approve the Proposed Indenture Amendments with respect to such series and Consents in respect of a least 66 2/3% of the outstanding aggregate principal amount of a series of Existing First Lien Notes, voting as a separate class, are required to approve the Proposed Collateral Release Amendments with respect to such series.

Holders may not validly tender Existing First Lien Notes in the First Lien Exchange Offers without delivering the related Consents in the Consent Solicitations (unless the Expiration Date for the First Lien Exchange Offers becomes a time and date after the Consent Date). Likewise, holders of Existing First Lien Notes may not deliver Consents in the Consent Solicitations without validly tendering their Existing First Lien Notes in the First Lien Exchange Offers.

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Subject to applicable law, each Exchange Offer and, in the case of the First Lien Exchange Offers, the Consent Solicitation related to a series of the Existing Notes is being made independently of the other Exchange Offers and Consent Solicitations, and, subject to applicable law, the Offerors reserve the right to terminate, withdraw or amend each Exchange Offer and EFH Corp. or the Offerors, as applicable, reserve the right to terminate, withdraw or amend the Consent Solicitation related to such series of Existing Notes subject to such Exchange Offer independently of the other Exchange Offers and Consent Solicitations at any time and from time to time. The Exchange Offers are not conditioned on any minimum principal amount of Existing Notes being validly tendered, the issuance of a minimum principal amount of New Notes or the receipt of requisite consents to adopt the Proposed Amendments nor are the First Lien Exchange Offers conditioned upon the Unsecured Exchange Offers or vice versa. However, the Exchange Offers and the Consent Solicitations are subject to the satisfaction or waiver of a number of conditions as set forth in the applicable Offering Memorandum.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Exchange Offers are not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Exchange Offers are being made only in the United States to “qualified institutional buyers” (as that term is defined in Rule 144A of the Securities Act) and to certain non-U.S. persons (as that term is defined in Regulation S under the Securities Act) located outside the United States. The Exchange Offers are being made only by, and pursuant to, the terms set forth in, and the information in this press release is qualified by reference to, the Offering Memorandum and the related consent and letter of transmittal.

Documents relating to the Exchange Offers will only be distributed to holders who complete and return an eligibility certification letter confirming that they are eligible investors for the Exchange Offers. Holders of Existing Notes who desire a copy of the eligibility certification letter should contact Global Bondholder Services Corporation, the information agent for the Exchange Offers and Consent Solicitations, at (866) 470-3900 (Toll-Free) or (212) 430-3774 (Collect).

About EFH Corp.

EFH Corp. is a Dallas-based energy holding company engaged in competitive and regulated activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 1.8 million electricity customers in Texas and Luminant, which is engaged largely in power generation and related mining activities, wholesale marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and in the United States. EFH Corp.’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas, with more than three million delivery points and approximately 118,000 miles of distribution and transmission lines. While EFH Corp. indirectly owns approximately 80% of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent of EFH Corp.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that the Offerors expect or anticipate to occur in the future, including the Exchange Offers and Consent Solicitations (often, but not always, through the

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use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “goal,” “objective,” and “outlook”), are forward-looking statements. Although the Offerors believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the applicable Offering Memorandum and EFH Corp.’s and EFIH’s reports filed with the SEC (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein).

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Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

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